Exhibit 10.33

Confidential

January 5, 2021

Jason O’Byrne

XXXXXXXXX

XXXXXXXXX

XXXXXXXXX

RE: Offer of Employment with Caribou Biosciences, Inc.

Dear Jason:

On behalf of Caribou Biosciences, Inc. (the “Company” or “Caribou”), I am pleased to invite you to join the Company as Chief Financial Officer, reporting to Rachel E. Haurwitz, President and Chief Executive Officer. The first day of your employment will be February XX, 2021 or such other date as you and the Company mutually agree in writing.

The terms of this offer of employment are as follows:

1.
Compensation. If you decide to join us, you will be paid an annual salary of $385,000.00 which will be paid twice a month in accordance with the Company’s normal payroll procedures. As a Caribou employee, you will also be eligible to receive certain employee benefits. The details of these employee benefits are explained in the attached Description of Benefits. You are eligible for performance-based incentives after evaluation by the Caribou management team. Currently, the target bonus for your position is set at 35%. Evaluations are typically done on an annual basis. You should note that the Company may modify job titles, wages and benefits from time to time at its sole discretion.

The Company will pay you a one-time, contingency payment of $70,000.00, if the Company closes a Series C financing of at least $50 million, and payable only in the event that you do not receive a bonus for 2020 from your current employer. You will receive this payment within fifteen (15) calendar days after the Series C financing closes if you are an employee on that date, or with the next Company’s payroll if you join the Company after that date. If you choose to leave the Company prior to one (1) year from the date of the contingency payment or your employment is terminated for cause prior to one (1) year from the date of the contingency payment, you will be responsible for repaying the Company the contingency payment subject to a reduction for each month of employment. (For example, if you leave the Company six (6) months after the date of the contingency payment, you will owe the Company $35,000.00.)

2.
Stock Option Grant. In addition, if you decide to join the Company, it will be recommended to the Company’s Board of Directors that the Company grant you an option to

Caribou Biosciences, Inc., 2929 7th Street, Suite 105, Berkeley, CA 94710; (510) 982-6030

purchase a number of shares of the Company’s Common Stock representing one percent (1%) of the Company’s total number of fully diluted shares on the date of the grant at a price per share equal to the fair market value per share of the Common Stock on the date of grant as determined by the Company’s Board of Directors. Twenty-five percent (25%) of the shares subject to the option grant shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before the one-year cliff. The remaining shares subject to the option grant shall vest monthly thereafter (1/48 of the grant per month for the 36 months following the one-year cliff) subject to your continuing employment with the Company. The stock option grant shall be subject to the terms and conditions of the Company’s Equity Incentive Plan and Stock Option Agreement, including vesting requirements (the “Stock Agreements”). No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. If the total number of fully diluted shares of Common Stock increases after the date of the grant due to the Company’s Series C financing, you will receive an additional stock option grant so that your combined option grants to purchase a number of shares of the Company’s Common Stock represent one percent (1%) of the Company’s total number of fully diluted shares, subject to the same vesting schedule and at a price per share equal to the fair market value per share of the Common Stock on the date of grant as determined by the Company’s Board of Directors.
3.
Officer Employment Agreement. The Company is excited about your joining and looks forward to a beneficial and productive relationship. As an Officer of the Company, the terms and conditions of your employment will be as set forth in the enclosed Officer Employment Agreement to be executed by you and the Company. Additionally, your employment will be covered by an Indemnification Agreement.
4.
Immigration. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your first day of employment with Caribou, or the Company may terminate your employment.
5.
Prior Employment/Third Party Information. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
6.
Company Rules and Policies. As a Company employee, you will be expected to abide by the Company’s rules and policies and to acknowledge receipt of the same.

Caribou Biosciences, Inc., 2929 7th Street, Suite 105, Berkeley, CA 94710; (510) 982-6030

7.
Confidential Information and Invention Assignment Agreement. As a condition of your employment, you are also required to sign and comply with a Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non‑disclosure of Company confidential information. A copy of the Confidentiality Agreement is attached hereto. Please note that we must receive your signed Confidentiality Agreement on or before the first day of your employment with the Company.
8.
General. This Offer Letter together with the Officer Employee Agreement, Confidentiality Agreement, Indemnification Agreement, and Stock Agreements (if the above-referenced stock option grant is approved by the Board), when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. Any amendment of this Offer Letter or any waiver of a right under this Offer Letter must be in a writing signed by you and an officer of the Company. California law will govern this Offer Letter.

In the event of a conflict between the terms and provisions of this Offer Letter and the Officer Employee Agreement, Confidentiality Agreement, and/or Stock Agreements, the terms and provisions of the Officer Employee Agreement will control.

9.
Confidential Offer of Employment. Until you have accepted this offer of employment, the terms of this offer (including compensation) should only be disclosed and discussed with your significant other, attorney, accountant, and/or tax advisor.

To accept the Company’s offer of employment, please sign and date this letter in the space provided below. This offer of employment will terminate if the Offer Letter is not accepted, signed and returned by you to the Company on or before January 8, 2021. We look forward to your favorable reply and to working with you at Caribou Biosciences, Inc.

Sincerely,

/s/ Rachel E. Haurwitz
Rachel E. Haurwitz, Ph.D.
President and CEO

Caribou Biosciences, Inc., 2929 7th Street, Suite 105, Berkeley, CA 94710; (510) 982-6030

Agreed to and accepted:
Signature:	/s/ Jason V. O'Byrne
Printed Name:	Jason O'Byrne

Date:	1/06/2021

Enclosures:
Officer Employment Agreement
Indemnification Agreement
Confidential Information and Invention Assignment Agreement
Description of Benefits

Caribou Biosciences, Inc., 2929 7th Street, Suite 105, Berkeley, CA 94710; (510) 982-6030